CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust regarding the Prospectus and Statement of Additional Information of Oak Ridge Dividend Growth Fund and Oak Ridge Growth Opportunity Fund, each a series of the Investment Managers Series Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 28, 2013